Exhibit 5.1

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350
www.dlapiper.com

T 919.786.2000
F 919.786.2200

March 4, 2011

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Re:	Up to $250,000,000 Common Shares of Beneficial Interest

Ladies and Gentlemen:

We are acting as counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (registration no. 333-163296) (the “Registration Statement”) that became effective upon filing on November 23, 2009 pursuant to Rule 462(e) of the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated November 23, 2009, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the issuance of Common Shares of Beneficial Interest, par value $0.01 per share, of the Company (the “Shares”) having an aggregate offering price of up to $250,000,000, from time to time in public offerings at market or negotiated prices, as described in the Prospectus, and a prospectus supplement dated March 4, 2011 (the “Prospectus Supplement”). This opinion letter is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of an equity distribution agreement dated March 4, 2011 by and among the Company and LaSalle Hotel Operating Partnership, L.P., and Raymond James & Associates, Inc., as the agent.

In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all copies submitted to us and the legal capacity of all individuals executing such documents. As to various questions of fact material to this opinion, we have relied on statements and certificates of, or communications with, officers and representatives of the Company and others. We have examined copies of the Registration Statement, the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”), the Company’s Third Amended and Restated Bylaws, the trust action taken by the Company that provides for the registration and issuance of the Shares, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Shares have been duly authorized by the Company and, upon issuance and delivery of the Shares in accordance with the Registration Statement and resolutions adopted by the Company’s board of trustees relating thereto against payment therefore as provided in the Registration Statement and such resolutions, the Shares will be validly issued, fully paid and nonassessable and are not subject to any preemptive or other similar rights under any provision of the Maryland REIT Law, as defined in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or under the Declaration of Trust and (b) the terms of the Shares conform in all material respects to all statements and descriptions thereof contained in the Prospectus and the Prospectus Supplement.

March 4, 2011

Page Two

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland REIT Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting such REIT Law and Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Shares, together with any other outstanding common shares, will not cause the Company to issue common shares in excess of the number of such shares authorized by the Declaration of Trust.

5.	We assume that the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Declaration of Trust.

6.	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)